EXHIBIT 1












                          AGREEMENT AND PLAN OF MERGER

                                      DATED

                                JANUARY 29, 1996

                                      AMONG

                             ST. JUDE MEDICAL, INC.

                            PARTNER ACQUISITION CORP.

                                       AND

                                DAIG CORPORATION




                                TABLE OF CONTENTS

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                                                                                                Page

ARTICLE I     THE MERGER..........................................................................1
     Section 1.1     The Merger...................................................................1
     Section 1.2     Conversion of Merger Subsidiary Capital Stock................................2
     Section 1.3     Cancellation or Conversion of Partner Common Stock...........................2
     Section 1.4     Exchange of Shares...........................................................3
     Section 1.5     Dissenting Shares............................................................4
     Section 1.6     Adjustments..................................................................4
     Section 1.7     Partner Option...............................................................5

ARTICLE II    CLOSING; CLOSING DATE...............................................................5

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PARTNER...........................................5
     Section 3.1     Corporate Existence and Power................................................6
     Section 3.2     Corporate Authorization......................................................6
     Section 3.3     Subsidiaries ................................................................6
     Section 3.4     Governmental Authorization; Consents.........................................7
     Section 3.5     Non-Contravention............................................................7
     Section 3.6     Binding Effect...............................................................8
     Section 3.7     Capitalization...............................................................8
     Section 3.8     Financial Statements and SEC Filings.........................................8
     Section 3.9     Material Events..............................................................9
     Section 3.10    Properties; Liens...........................................................11
     Section 3.11    Litigation..................................................................11
     Section 3.12    Taxes.......................................................................12
     Section 3.13    ERISA.......................................................................12
     Section 3.14    Compliance with Laws; Permits...............................................15
     Section 3.15    Finders' Fees...............................................................15
     Section 3.16    Patents, Trademarks, Trade Names, Service Marks and Copyrights..............15
     Section 3.17    Environmental Matters; OSHA.................................................17
     Section 3.18    Contracts...................................................................18
     Section 3.19    Partner Products; Regulation................................................19
     Section 3.20    Inventory...................................................................20
     Section 3.21    Accounts and Notes Receivable...............................................20
     Section 3.22    Employee Relations..........................................................21
     Section 3.23    Insurance...................................................................21
     Section 3.24    Potential Conflicts of Interest.............................................21
     Section 3.25    Bank Accounts...............................................................22
     Section 3.26    Opinion of Financial Advisor................................................22
     Section 3.27    Full Disclosure ............................................................22
     Section 3.28    Tax Matters.................................................................22

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF COMPANY AND MERGER SUBSIDIARY....................23
     Section 4.1     Corporate Existence and Power...............................................23
     Section 4.2     Corporate Authorization.....................................................23
     Section 4.3     Governmental Authorization; Consents........................................23
     Section 4.4     Non-Contravention...........................................................24
     Section 4.5     Binding Effect..............................................................24
     Section 4.6     Capitalization .............................................................24
     Section 4.7     Financial Statements and SEC Filings........................................24
     Section 4.8     Material Events.............................................................25
     Section 4.9     Opinion of Financial Advisor ...............................................25
     Section 4.10    Tax Matters ................................................................25
     Section 4.11    Full Disclosure.............................................................25

ARTICLE V     COVENANTS OF PARTNER...............................................................25
     Section 5.1     Conduct of Partner..........................................................25
     Section 5.2     Partner Shareholders' Meeting; Proxy Material...............................27
     Section 5.3     Access to Information.......................................................28
     Section 5.4     Notices of Certain Events...................................................28
     Section 5.5     Consents, Approvals and Filings.............................................29
     Section 5.6     Reasonable Efforts..........................................................29
     Section 5.7     Exclusivity.................................................................29
     Section 5.8     Return of Confidential Information..........................................30

ARTICLE VI    COVENANTS OF COMPANY...............................................................30
     Section 6.1     Conduct of Business by Company..............................................30
     Section 6.2     Reasonable Efforts..........................................................30
     Section 6.3     Consents, Approvals and Filings.............................................30
     Section 6.4     Advice of Changes...........................................................31
     Section 6.5     Director and Officer Liability..............................................31
     Section 6.6     NASDAQ Listing..............................................................31
     Section 6.7     Director....................................................................31
     Section 6.8     Employee Benefits...........................................................32
     Section 6.9     Obligations of Merger Subsidiary............................................32
     Section 6.10    Access to Information.......................................................32
     Section 6.11    Notices of Certain Events...................................................33

ARTICLE VII   REGISTRATION STATEMENT AND RELATED MATTERS.........................................33
     Section 7.1     Preparation of Registration Statement.......................................33
     Section 7.2     Accountant Consents.........................................................34
     Section 7.3     State Securities Laws.......................................................34
     Section 7.4     Proxy Statement; Information Supplied by Partner............................34
     Section 7.5     Registration Statement; Information Supplied by Company.....................34
     Section 7.6     Efforts to Close Promptly...................................................35
     Section 7.7     Mailings to Shareholders....................................................35
     Section 7.8     Letters of Partner's Accountants............................................35
     Section 7.9     Letters of Company's Accountants............................................35

ARTICLE VIII  CONDITIONS TO THE MERGER...........................................................35
     Section 8.1     Conditions of Each Party's Obligation to Effect the Merger..................35
     Section 8.2     Conditions to the Obligations of Partner....................................36
     Section 8.3     Conditions to the Obligations of Company and Merger Subsidiary..............37

ARTICLE IX    TERMINATION........................................................................38
     Section 9.1     Termination.................................................................38
     Section 9.2     Effects of Termination......................................................40

ARTICLE X     OTHER AGREEMENTS...................................................................41
     Section 10.1    Non-survival of Representations and Warranties..............................41
     Section 10.2    Affiliate Letter............................................................41

ARTICLE XI   MISCELLANEOUS.......................................................................42
     Section 11.1    Notices.....................................................................42
     Section 11.2    Amendment and Modification..................................................43
     Section 11.3    Waiver of Compliance........................................................43
     Section 11.4    No Third Party Rights.......................................................43
     Section 11.5    Confidentiality.............................................................43
     Section 11.6    Expenses....................................................................43
     Section 11.7    Assignment..................................................................43
     Section 11.8    Governing Laws..............................................................43
     Section 11.9    Counterparts................................................................44
     Section 11.10   Headings and References.....................................................44
     Section 11.11   Entire Agreement............................................................44
     Section 11.12   Publicity...................................................................44
     Section 11.13   Interpretation..............................................................44
     Section 11.14   Further Assurance...........................................................44
     Section 11.15   Severability................................................................44

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                                             GLOSSARY OF DEFINED TERMS

Acquisition Proposal................................................Section 5.7
Affected Employees................................................Section 6.8.1
Affiliates.......................................................Section 10.2.1
affiliate........................................................Section 3.13.1
Articles of Merger................................................Section 1.1.2
Benefit Arrangements.............................................Section 3.13.5
Closing..............................................................Article II
Closing Date.........................................................Article II
Code...................................................................Preamble
Company................................................................Preamble
Company Common Stock...................................................Preamble
Company SEC Filings.................................................Section 4.7
Conversion Ratio..................................................Section 1.3.2
Designated Director.................................................Section 6.7
Disclosure Schedule.................................................Article III
Dissenters' Rights................................................Section 1.5.1
Dissenting Shares.................................................Section 1.5.1
Effective Time....................................................Section 1.1.2
Employee Plans...................................................Section 3.13.1
Environmental Laws...............................................Section 3.17.1
ERISA............................................................Section 3.13.1
Exchange Agent....................................................Section 1.4.1
Goldman Sachs......................................................Section 3.15
HSR Act...........................................................Section 3.4.1
Indemnification Agreements........................................Section 6.5.2
Knowledge.........................................................Section 3.9.7
Licenses ........................................................Section 3.19.2
Lien................................................................Section 3.5
Material Adverse Effect...........................................Section 3.1.2
Merger............................................................Section 1.1.1
Merger Consideration..............................................Section 1.3.2
Merger Subsidiary......................................................Preamble
Minnesota Law..........................................................Preamble
Multi-employer Plan..............................................Section 3.13.2
NASDAQ............................................................Section 1.3.3
Non-Scheduled Proprietary Rights.................................Section 3.16.1
1933 Act..........................................................Section 3.4.1
1934 Act..........................................................Section 3.4.1
Partner................................................................Preamble
Partner Common Stock...................................................Preamble
Partner Option......................................................Section 1.7
Partner Product..................................................Section 3.19.1
Partner SEC Filings.................................................Section 3.8
Partner Securities..................................................Section 3.7
Partner Shareholders Meeting........................................Section 5.2
Partner Stock Certificates........................................Section 1.4.1
Partner Subsidiary/Subsidiaries.....................................Section 3.3
Pension Plans....................................................Section 3.13.1
Permits............................................................Section 3.14
Property.........................................................Section 3.17.1
Proprietary Information..........................................Section 3.16.1
Prospectus and Proxy Statement......................................Section 7.1
Proxy Statement.....................................................Section 5.2
Reference Market Value............................................Section 1.3.3
Registration Statement..............................................Section 7.1
Regulated Substances.............................................Section 3.17.1
Scheduled Proprietary Rights.....................................Section 3.16.1
SEC.................................................................Section 3.8
SEC Effective Date...............................................Section 10.2.2
Surviving Corporation.............................................Section 1.1.1
Tax................................................................Section 3.12
Termination Fee...................................................Section 9.2.2



                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT dated January 29, 1996, among Daig Corporation, a Minnesota corporation ("Partner"), St. Jude Medical, Inc., a Minnesota corporation ("Company") and Partner Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Company ("Merger Subsidiary").

         WHEREAS, the Boards of Directors of Company, Merger Subsidiary and Partner have each determined that it is in the best interests of their respective shareholders for Company to acquire Partner upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, the Boards of Directors of Company, Merger Subsidiary and Partner have each approved the merger of Merger Subsidiary with and into Partner in accordance with the Minnesota Business Corporation Act ("Minnesota Law") and upon the terms and subject to the conditions set forth herein;

         WHEREAS, as a result of the Merger, all of the outstanding common stock, $.01 par value, of Partner ("Partner Common Stock") will be converted into the right to receive common stock, $.10 par value, of Company ("Company Common Stock");

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

         The parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 THE MERGER.

         1.1.1 Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1.2), Merger Subsidiary shall be merged with and into Partner (the "Merger") in accordance with Minnesota Law, whereupon the separate existence of Merger Subsidiary shall cease, and Partner shall continue as the surviving corporation (the "Surviving Corporation") under the name of Partner as set forth in Section 1.1.3.

         1.1.2 As soon as practicable after satisfaction of or, to the extent permitted hereunder, waiver of, all conditions to the Merger set forth in
Article VIII, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of, Minnesota Law and the parties hereto shall make all other filings or recordings required by Minnesota Law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State or such later date set forth in the Articles of Merger (the "Effective Time").

         1.1.3 At the Effective Time, (i) the separate existence of Merger Subsidiary shall cease and Merger Subsidiary shall be merged with and into Partner, which shall be the Surviving Corporation; (ii) the officers of the Surviving Corporation shall initially be the officers of Partner immediately prior to the Merger; (iii) the directors of the Surviving Corporation shall initially be the directors of Merger Subsidiary immediately prior to the Merger;
(iv) the Articles of Incorporation and Bylaws of the Surviving Corporation shall initially be the same as the Articles of Incorporation and Bylaws, respectively, of Merger Subsidiary immediately prior to the Merger, except that Article I of the Articles of Incorporation of Merger Subsidiary shall, at the Effective Time, be amended to read that "The name of the Corporation is Daig Corporation;" and
(v) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Subsidiary and Partner shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Subsidiary and Partner shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.2 CONVERSION OF MERGER SUBSIDIARY CAPITAL STOCK. At the Effective Time, each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation with the same rights and privileges as the shares of Merger Subsidiary so converted, which share shall be owned by Company.

         SECTION 1.3 CANCELLATION OR CONVERSION OF PARTNER COMMON STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder:

         1.3.1 Any shares of Partner Common Stock issued and outstanding immediately prior to the Effective Time which are owned by Company, Merger Subsidiary or Partner shall be canceled and retired without any conversion thereof, and no cash, securities or other consideration shall be paid or delivered in exchange for such Partner Common Stock.

         1.3.2 Except (i) as provided herein with respect to Dissenting Shares (as defined below in Section 1.5); (ii) fractional shares; and (iii) shares of Partner Common Stock canceled pursuant to Section 1.3.1 hereof, at the Effective Time, each share of Partner Common Stock outstanding shall be canceled and converted into the right to receive a fraction of a share of Company Common Stock equal to .651733 (the "Conversion Ratio"), such shares of Company Common Stock, together with the cash in respect of fractional shares to be received pursuant to Section 1.3.3 (the "Merger Consideration").

         1.3.3 No fraction of a share of Company Common Stock will be issued in the Merger but, in lieu thereof, each holder of shares of Partner Common Stock who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock to be received by the holder) will be entitled to receive from the Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Reference Market Value. For purposes of this Agreement, "Reference Market Value" of a share of Company Common Stock shall mean the average of the closing sale prices (in thousandths) on the NASDAQ National Market System (the "NASDAQ") of Company Common Stock as reported in The Wall Street Journal for the twenty trading days immediately preceding the fifth trading day prior to the Effective Time.

         SECTION 1.4 EXCHANGE OF SHARES.

         1.4.1 After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Partner Common Stock ("Partner Stock Certificates"), upon surrender thereof to American Stock Transfer & Trust Company, or such other banking institution as shall be designated by Company, as exchange agent (the "Exchange Agent"), shall be entitled to receive the Merger Consideration. Until so surrendered, each outstanding Partner Stock Certificate shall be deemed for all purposes, other than as provided below with respect to the payments of dividends or other distributions, if any, in respect of Company Common Stock, to represent a right to receive the number of whole shares of Company Common Stock into which the shares of Partner Common Stock theretofore represented thereby shall have been converted together with payment for fractional shares. Until so surrendered, Company may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of Company Common Stock to the holders of Partner Stock Certificates; provided, however, that upon surrender and exchange of such Partner Stock Certificates, there shall be paid to the record holders of the stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of Company Common Stock into which the shares of Partner Common Stock theretofore represented thereby shall have been converted and which have not previously been paid, together with any payment for fractional shares required by Section 1.3.3 hereof. Whether or not a Partner Stock Certificate is surrendered, from and after the Effective Time such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation other than Company or its successors.

         1.4.2 Any shares of Company Common Stock deposited with the Exchange Agent that remain unclaimed by the holders of shares of Partner Common Stock twelve months after the Effective Time shall be returned to Company upon demand, and any such holder who has not exchanged his shares of Partner Common Stock for the Merger Consideration prior to that time shall thereafter look only to Company for his claim for Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock. Notwithstanding the foregoing, Company shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

         SECTION 1.5 DISSENTING SHARES.

         1.5.1 Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of Partner held by a holder which has demanded and perfected its right for appraisal of such shares in accordance with Minnesota Law (the "Dissenters' Rights") and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.3, but the holder thereof shall only be entitled to such rights as are granted by the Dissenters' Rights.

         1.5.2 Notwithstanding the provisions of Section 1.5.1, if any holder of shares of capital stock of Partner who demands appraisal of such shares under the Dissenters' Rights shall effectively withdraw or lose (through failure to perfect or otherwise) its right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3, without interest thereon, upon surrender of the certificate or certificates representing such shares.

         1.5.3 Partner shall give Company (i) prompt written notice of any notice of intent to demand fair value for any shares of capital stock of Partner, withdrawals of such notices, and any other instruments served pursuant to the Dissenters' Rights and received by Partner; and (ii) the opportunity to direct and carry on all negotiations and proceedings with respect to demands for fair value for shares of capital stock of Partner under the Dissenters' Rights. Partner shall not, except with the prior written consent of Company, voluntarily make any payment with respect to any demands for fair value for shares of capital stock of Partner or offer to settle or settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

         SECTION 1.6 ADJUSTMENTS. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities and such increase, decrease, change or exchange shall have been effected through a stock dividend, stock split or reverse stock split, then an appropriate and proportionate adjustment shall be made to the Conversion Ratio to fully reflect such increase, decrease, change or exchange.

         SECTION 1.7 PARTNER OPTION. The non-qualified stock option to purchase 128,000 shares of Partner Common Stock (the "Partner Option"), outstanding on the date hereof, shall, pursuant to the terms of the Partner Option (i) become exercisable in accordance with its terms and (ii) terminate 30 days after the Effective Time. From and after the Effective Time until the end of such 30-day period, all references to Partner in the Partner Option and the related stock option agreement shall be deemed to refer to Company. During such period, the Partner Option shall be assumed by Company and shall be exercisable upon the same terms and conditions as under the Partner Option and the related option agreement, except that (i) such Partner Option shall be exercisable for that whole number of shares of Company Common Stock (to the nearest whole share) into which the number of shares of Partner Common Stock subject to such Partner Option immediately prior to the Effective Time would be converted under Section 1.3, and (ii) the option price per share of Company Common Stock shall be an amount equal to the option price per share of Partner Common Stock subject to such Partner Option in effect immediately prior to the Effective Time divided by the Conversion Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).


                                   ARTICLE II
                              CLOSING; CLOSING DATE

         Unless this Agreement shall have been terminated pursuant to a provision of Section 9.1 below, a closing (the "Closing") with respect to the Merger and the transactions contemplated by this Agreement will be held on a date mutually acceptable to Company and Partner, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Partner's legal counsel, commencing at 10:00 a.m. At such time and place, the documents referred to in Articles VII and VIII hereof shall be exchanged by the parties and, immediately thereafter, the Articles of Merger shall be filed by Merger Subsidiary and Partner with the Secretary of State of the State of Minnesota. The date on which the Closing occurs is hereinafter referred to as the Closing Date.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARTNER

         Partner represents and warrants to Company as follows, except as set forth in the schedule of exceptions to representations and warranties attached hereto as Schedule 3 (the "Disclosure Schedule"):


         SECTION 3.1 CORPORATE EXISTENCE AND POWER.

         3.1.1 Partner is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Partner is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Partner has heretofore delivered to Company true and complete copies of Partner's Articles of Incorporation and Bylaws, as currently in effect.

         3.1.2 For purposes of this Agreement, a "Material Adverse Effect," when used with respect to any entity, shall mean a material adverse change in the financial condition, business, assets, liabilities, capitalization, financial position compared to the financial statements as of September 30, 1995, in the case of Partner or as of December 31, 1995 in the case of Company, operations or results of operations of such entity and its subsidiaries taken as a whole or any event described in Schedule 3.1.2 which could, so far as can reasonably be foreseen, have such an effect.

         SECTION 3.2 CORPORATE AUTHORIZATION. Partner has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Partner's Board of Directors and no other corporate proceedings on the part of Partner are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated (except the approval of this Agreement and the transactions contemplated hereby by the shareholders of Partner required in accordance with Minnesota Law and the Articles of Incorporation and Bylaws of Partner).

         SECTION 3.3 SUBSIDIARIES. Schedule 3.3 of the Disclosure Schedule contains a true and complete list of all of Partner's subsidiaries (each such subsidiary shall hereinafter separately be called a "Partner Subsidiary" and all such subsidiaries shall collectively be called the "Partner Subsidiaries") and their jurisdictions of incorporation. All of the shares of capital stock of each of the Partner Subsidiaries are owned directly or indirectly by Partner, are validly issued, fully paid and nonassessable and are owned free and clear of any Liens. There are no existing options, warrants, calls or commitments of any character relating to the issued or unissued capital stock of any of the Partner Subsidiaries. Partner has, and the Partner Subsidiaries have, no material investment in any subsidiary or any material investment in any partnership, joint venture or similar entity, all of which investments are owned free and clear of any Liens. Each of the Partner Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         SECTION 3.4 GOVERNMENTAL AUTHORIZATION; CONSENTS.

         3.4.1 The execution, delivery and performance by Partner of this Agreement and the consummation of the Merger by Partner require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Minnesota Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (iv) compliance with the rules and regulations of the NASDAQ National Market System; (v) compliance with any applicable state securities laws; and (vi) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

         3.4.2 No consent, approval, waiver or other action by any person under any material contract, agreement, indenture, lease, instrument or other material document to which Partner is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Partner or the consummation of the transactions contemplated hereby.

         SECTION 3.5 NON-CONTRAVENTION. The execution, delivery and performance by Partner of this Agreement do not, and the consummation by Partner of the transactions contemplated hereby will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Partner or to a loss of any benefit to which Partner is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 3.4.1), other than such contraventions, defaults or rights of termination, cancellation or acceleration which would not, individually or in the aggregate, have a Material Adverse Effect; (B) the Articles of Incorporation or Bylaws of Partner; (C) any agreement, contract, plan, lease, arrangement or commitment, other than such contraventions, defaults or rights of termination, cancellations or acceleration which would not, individually or in the aggregate, have a Material Adverse Effect; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Partner, other than such contraventions, defaults or rights of termination, cancellations or acceleration which would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien on any asset of Partner. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind in respect of such asset; provided, however, "Lien" does not include liens for taxes or statutory liens, not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.

         SECTION 3.6 BINDING EFFECT. This Agreement constitutes a valid and binding agreement of Partner enforceable against Partner in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         SECTION 3.7 CAPITALIZATION. The authorized capital stock of Partner consists of 40,000,000 shares of Partner Common Stock. As of the date hereof (i) 15,236,144 shares of Partner Common Stock were outstanding, and (ii) stock options to purchase an aggregate of 128,000 shares of Partner Common Stock under the Partner Option were outstanding. All outstanding shares of capital stock of Partner have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Partner Option, there are no plans, agreements or other arrangements pursuant to which any options, warrants or other rights to acquire shares of capital stock of Partner are outstanding. An aggregate of 128,000 shares of Partner Common Stock have been reserved for issuance under the Partner Option. Except as set forth in this Section, there are outstanding (i) no shares of capital stock or other voting securities of Partner, (ii) no securities of Partner convertible into or exchangeable for shares of capital stock or voting securities of Partner, and (iii) no options or other rights to acquire from Partner, and no obligation of Partner to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Partner (collectively "Partner Securities"). There are no outstanding obligations of Partner to repurchase, redeem or otherwise acquire any Partner Securities.

         SECTION 3.8 FINANCIAL STATEMENTS AND SEC FILINGS. Partner has delivered to Company true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended September 30, 1993, 1994 and 1995; (ii) its quarterly reports on Form 10-Q for its fiscal quarters commencing October 1, 1993; (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of Partner held since September 30, 1993; and (iv) all of its other reports or registration statements filed with the Securities and Exchange Commission (the "SEC") since October 1, 1993. The reports and statements so delivered are referred to collectively in this Agreement as the "Partner SEC Filings." As of their respective dates, the Partner SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Partner has delivered to Company's counsel copies of any statements on Schedule 13D and Schedule 13G known to Partner which had been filed with the SEC with respect to capital stock of Partner pursuant to the 1934 Act. The audited financial statements and unaudited interim financial statements of Partner included or incorporated by reference in the Partner SEC Filings (i) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the 1934 Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of Partner as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         SECTION 3.9 MATERIAL EVENTS. Except as disclosed in the Partner SEC Filings, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in the Partner SEC Filings there has not been:

         3.9.1 Any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect.

         3.9.2 Any discharge or satisfaction of any Lien, other than those then required to be discharged or satisfied, or any payment of any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than the payment of current liabilities shown on the financial statements and included in the Partner SEC Filings and current liabilities incurred since the date of the most recent audited financial statements included in the Partner SEC Filings in the ordinary course of business and consistent with its prior practice and other than payments which, individually and in the aggregate, would not exceed $50,000.

         3.9.3 Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Partner, or any repurchase, redemption or other acquisition by Partner of any outstanding shares of capital stock or other ownership interests in or other securities of Partner.

         3.9.4 Any alteration in any material term of any outstanding security of Partner.

         3.9.5 Any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Partner which, in the aggregate, has resulted in or might reasonably be expected to result in a loss in excess of $250,000.

         3.9.6 Any change in any method of accounting or accounting practice by Partner, except for any such change required by reason of a concurrent change in generally accepted accounting principles.

         3.9.7 Any labor dispute, other than routine individual grievances, or, to Partner's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of Partner or any lockouts, strikes, slowdowns, or work stoppages. For purposes of this Agreement, "knowledge" of a party means, unless otherwise specifically qualified in the Agreement, the actual knowledge of the officers and directors of that party, as such knowledge has been obtained in the normal conduct of the business, and also includes such knowledge as a reasonably prudent officer would have obtained upon the exercise of reasonable diligence under the same or similar circumstances; "known" or "aware" shall have a correlative meaning.

         3.9.8 Any transaction or commitment made by Partner relating to its assets or business (including the acquisition or disposition of any assets), or any relinquishment of any contract or other right material to Partner and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business, those that would not exceed $100,000, those contemplated by this Agreement or those constituting an Acquisition Proposal (as defined in Section 5.7).

         3.9.9 Any (i) incurrence, assumption or guarantee by Partner of any indebtedness other than in the ordinary course of business in amounts and on terms consistent with past practices, (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of Partner, or (iii) issuance or sale of options or other rights to acquire from Partner, directly or indirectly, debt securities of Partner or any securities convertible into or exchangeable for any such debt securities.

         3.9.10 Any creation or assumption of any Lien by Partner on any asset of Partner other than in the ordinary course of business.

         3.9.11 Any grant, except pursuant to agreements in effect on the date of this Agreement, of any material severance or termination pay to, any entering into of any employment, deferred compensation or other similar agreement with, or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to any current or former shareholder, officer, director, salesperson, distributor, agent or employee of Partner, other than any grants or increases in the ordinary course of business consistent with past practice.

         3.9.12 Any sale, transfer, lease to others or other disposition of any material assets of Partner, except for inventory sold in the ordinary course of business, or any cancellation or compromise of any material debt or claim, or any waiver or release of any right, other than sales, transfers, leases, dispositions, cancellations, compromises, waivers or releases made in the ordinary course of business and which, individually and in the aggregate, would not have a Material Adverse Effect.

         3.9.13 Any receipt of a notice of termination of any contract (including without limitation, any material distributorship agreement) or lease or other agreement required to be disclosed in Section 3.18 below.

         3.9.14 Any transfer or grant of any rights under, or any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto.

         3.9.15 Any material increase or decrease in the quantity of items of inventory not consistent with Partner's prior practice, or any purchase commitment in excess of the normal, ordinary and usual requirements of Partner's business, or any material change in Partner's selling, pricing or advertising practices inconsistent with its prior practice.

         3.9.16 Any written agreement or, to Partner's knowledge, any commitment to take any of the types of action described in paragraphs 3.9.1 through 3.9.15 above.

         SECTION 3.10 PROPERTIES; LIENS. Partner has good title to all of its assets material to the business, results of operation or financial condition of Partner, subject, in each case, only to Liens and imperfections of title and encumbrances, if any, which, individually or in the aggregate, do not have a Material Adverse Effect. Schedule 3.10 of the Disclosure Schedule sets forth a summary description of all real property (including warehouses) leased by Partner, together with any encumbrances on Partner's interest. The leases, subleases and other agreements disclosed in Schedule 3.10 of the Disclosure Schedule are in full force and effect. Partner is not in material default under any such lease, sublease or agreement and has received no notice of default thereunder and, to the knowledge of Partner, no other party thereto is in material default thereunder. Partner enjoys a right of quiet possession as against any Lien on its real property interests. To Partner's knowledge, all buildings and other structures leased by Partner are (i) in good operating condition and repair, normal wear and tear excepted; and (ii) in Partner's judgment, adequate for the uses to which they are being put. Partner has not received any notice and has no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the real property leased by Partner or any part thereof or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.

         SECTION 3.11 LITIGATION. As of the date hereof there is no action, suit, proceeding, or, to the knowledge of Partner, any investigation pending against, or, to the knowledge of the Partner, overtly threatened against or affecting, Partner or any of its properties before any court or arbitrator or any governmental body, agency or official. There are no actions, suits or claims or legal, administrative or arbitral proceedings pending or, to the knowledge of Partner, overtly threatened against or affecting, Partner or any of its properties (other than any such suit, action or proceeding challenging the acquisition by Company or Merger Subsidiary of the shares of Partner Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) before any court or arbitrator or any governmental body, agency or official that, if determined or resolved adversely to Partner (in accordance with the plaintiff's demands, if applicable), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.12 TAXES. The statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Partner or its predecessor through the fiscal year ended September 30, 1992. Partner is not currently being audited by any tax authority. Partner has filed all material returns for Taxes, as defined below, that it is required to file. Each of the federal, state, and local income tax returns heretofore filed by Partner is true and correct in all material respects. Partner has timely paid or made provision for all material Taxes that have been shown as due and payable on the returns that have been filed. The charges, accruals and reserves for taxes reflected in the financial statements contained in the most recently filed Partner SEC Filings are adequate to cover the material Tax liabilities accruing or payable by Partner in respect of periods covered by such financial statements. Partner is not delinquent in the payment of any Taxes (other than Taxes, the failure to pay which would not, individually or in the aggregate, result in amounts owing (including penalties and interest) in excess of $100,000). Partner has not requested any extension of time within which to file or send any return, which return has not since been filed or sent. No deficiency for any Taxes has been proposed, asserted or assessed in writing against Partner and Partner does not know of any other unassessed Tax deficiency threatened or proposed against Partner (other than deficiencies, the liability for which would not, individually or in the aggregate, result in amounts owing (including penalties and interest) in excess of $100,000). Partner has not been granted any extension of the limitation period applicable to any Tax claims. Partner is not, nor has Partner been, a party to any tax sharing agreement with any corporation. "Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person; and (ii) any liability of Partner for the payment of any amount of the type described in the immediately preceding clause
(i) as a result of being a member of an affiliated or combined group, or as a result of any spin off, distribution or other reorganization related to the disposition of any assets or business of Partner. Partner has not, for the five year period preceding the Effective Time, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

         SECTION 3.13 ERISA.

         3.13.1 Schedule 3.13.1 of the Disclosure Schedule lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is or was subject to any provision of ERISA and with respect to which Partner or any affiliate (as defined below) has any direct or indirect, fixed or contingent liability as of the Effective Time. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all written amendments thereto, summary plan descriptions thereof and any material written employee communications with respect to them have been furnished to Company, together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent annual accounting, if any, of plan assets prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans". For purposes of this Section, "affiliate" of any person means any other person which, together with Partner, is treated as a single employer under Section 414 of the Code. The only Employee Plans which, individually or collectively, would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in Schedule 3.13 of the Disclosure Schedule. Neither Partner nor any affiliate has terminated or caused to be terminated in whole or in part or merged any Employee Plan during the period since September 30, 1990.

         3.13.2 No Employee Plan constitutes a "multi-employer plan," as defined in Section 3(37) of ERISA (a "Multi-employer Plan"); with respect to insurance arrangements, there are no reserves, assets, surpluses or prepaid premiums; and no Employee Plan is subject to Title IV of ERISA. Neither Partner nor, to the knowledge of Partner, any disqualified person, as defined in Section 4975 of the Code, has engaged in any "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption.

         3.13.3 Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is or was the subject of a favorable Internal Revenue Service determination with respect to such qualification, and Partner has furnished to Company copies of the most recent such determination letters, and nothing has occurred since the date thereof that would have an adverse effect on such qualification. There are no accrued liabilities under any Employee Plan which have not been fully provided for by contributions to such Employee Plans or which are not provided for on the financial statements included in the most recently filed Partner SEC Filings. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans, including without limitation those requirements necessary to maintain its qualification and the continuation of coverage requirements of Code Section 4980B. Other than for claims in the ordinary course for benefits under the Employee Plans, there are no suits, actions, claims or proceedings pending or, to the knowledge of Partner, threatened which would result in any liability with respect to any such Employee Plan.

         3.13.4 There is no contract, agreement, plan or arrangement covering any employee or former employee of Partner or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code.

         3.13.5 Schedule 3.13.5 of the Disclosure Schedule sets forth a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits in effect at the Effective Time which (i) is not an Employee Plan; (ii) is entered into, maintained or contributed to, as the case may be, by Partner or any of its subsidiaries; and (iii) covers any employee or former employee of Partner or any of its affiliates (as defined in paragraph 3.13.1 above). Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously or made available to Company are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. Partner has no liability with respect to post-retirement medical or death benefits for retired employees other than coverage mandated by law or death benefits under any Pension Plan.

         3.13.6 There has been no amendment to, written interpretation or announcement (whether or not written) by Partner or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense (whether or not such expense is recognized under generally accepted accounting principles) of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on September 30, 1995.

         3.13.7 With respect to any Employee Plan or Benefit Arrangement, no event has occurred, and there exists no condition or set of circumstances, in connection with which Partner or any such plan, directly or indirectly, could reasonably be expected to be subject to any liability under ERISA, the Code or any other law, regulation or governmental order, other than ordinary contribution and benefit arrangements. With respect to each Employee Plan and Benefit Arrangement: (i) Partner has made all payments due from it to date or has established a reasonable reserve therefore and all amounts properly accrued to date as liabilities of Partner which have not been paid have been properly recorded on the books of Partner (including without limitation the financial statements included in the most recently filed Partner SEC Filings); (ii) no Pension Plan which is subject to ERISA section 302 or Code section 412 has incurred any "accumulated funding deficiency" (as defined in either such section), whether or not waived; and (iii) to Partner's knowledge, there are no unfunded benefit obligations that are not subject to United States law which are not accounted for by reserves shown on the financial statements included in the most recently filed Partner SEC Filings and established under generally accepted accounting principles or otherwise noted on such financial statements.

         3.13.8 The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Partner or any affiliate to severance pay, supplementary unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee; or
(iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975) that is not otherwise covered by a statutory or administrative exemption.

         SECTION 3.14 COMPLIANCE WITH LAWS; PERMITS. Except for violations which do not and will not have individually or in the aggregate a Material Adverse Effect, Partner (i) is not in violation of any applicable provision of any law, statute, ordinance or regulation; and (ii) would not, to its knowledge, be in violation of any provision of any law, statute, ordinance or regulation that has been enacted or adopted but is not yet effective if it were effective at the date hereof. Partner has all licenses, permits, orders and approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are required for the conduct of the business of Partner as now being conducted, except where the failure to hold any such Permit would not result in a Material Adverse Effect; such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of Partner, threatened to revoke or limit any material Permit.

         SECTION 3.15 FINDERS' FEES. No investment banker, broker, finder or other intermediary, other than Goldman, Sachs & Co. ("Goldman Sachs"), the fees and expenses of which will be paid by Partner, has been retained by or is authorized to act on behalf of, Partner is entitled to any fee or commission from Partner or Company or any of its affiliates based upon consummation of the transactions contemplated by this Agreement and based upon arrangements made by or on behalf of Partner. Partner has provided Company with a true and correct copy of the fee letter between Partner and Goldman Sachs.

         SECTION 3.16 PATENTS, TRADEMARKS, TRADE NAMES, SERVICE MARKS AND COPYRIGHTS.

         3.16.1 Schedule 3.16 of the Disclosure Schedule lists all federally registered trademarks and U.S. patents (collectively the "Scheduled Proprietary Rights") owned by Partner, specifying as to each, as applicable (i) the nature of such Scheduled Proprietary Right; (ii) the owner of such Scheduled Proprietary Right; and (iii) licenses, sublicenses or other agreements as to which Partner is a party pursuant to which any person is authorized to use such Scheduled Proprietary Right, including the identity of all parties thereto. Partner has previously furnished or made available to Company, copies of all such licenses, sublicenses or other agreements. Schedule 3.16 of the Disclosure Schedule sets forth all material licenses held by Partner other than off-the-shelf software licenses. Subject to the rights of third parties under contracts listed on Schedule 3.18 or Schedule 3.16 of the Disclosure Schedule, all material trade secrets (if any) of Partner ("Proprietary Information") have been developed independently by Partner, or on behalf of Partner by independent contractors, under circumstances and arrangements which vest in Partner the exclusive and unencumbered rights to such Proprietary Information (subject only to such rights as a third party may have due to its independent development of such information or obtaining such information in a manner which does not constitute or involve an act of misappropriation). To the knowledge of Partner, the research, development and manufacture of the current products of Partner do not constitute or involve the misappropriation of trade secrets of any third party. Subject to the rights of third parties under contracts listed on Schedule
3.18 or Schedule 3.16 of the Disclosure Schedule, to Partner's knowledge, Partner's right, title and interest in and to the Scheduled Proprietary Rights, the Proprietary Information and all trademarks, patents, copyrights, service marks, applications therefor, logos, trade names and Partner developed computer software and firmware owned by Partner other than the Scheduled Proprietary Rights (collectively the "Non-Scheduled Proprietary Rights") are free and clear of all Liens. To Partner's knowledge, there are no other parties infringing the Scheduled or Non-Scheduled Proprietary Rights. Subject to the rights of third parties under contracts listed on Schedule 3.18 or Schedule 3.16 of the Disclosure Schedule, Partner has not granted, conveyed, licensed or assigned any rights in the Scheduled or Non-Scheduled Proprietary Rights or Proprietary Information to any third party.

         3.16.2 Partner has no knowledge of any material fact which would result in any of the Scheduled or Non-Scheduled Proprietary Rights being declared invalid or unenforceable.

         3.16.3 None of the features, components, configurations, uses or operations (whether developed or under development) of Partner's products or processes, to the knowledge of Partner, infringe, nor has any claim been made that they may infringe, the intellectual property rights of any other party. Partner has not been sued or charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to Partner's assets or business which has not been finally determined prior to the date hereof and which involves a claim of infringement of any patents, trademarks, service marks or copyrights, or claim of unfair competition.

         3.16.4 None of the Scheduled or Non-Scheduled Proprietary Rights or Proprietary Information are subject to any outstanding order, judgment, decree, stipulation or, subject to the rights of third parties under contracts listed on
Schedule 3.18 or Schedule 3.16 of the Disclosure Schedule, agreement restricting the use thereof by Partner or restricting the licensing thereof by Partner to any person.

         3.16.5. Partner has not entered into any agreement to indemnify any person against any charge of infringement of any patent, trademark, service mark or copyright.

         3.16.6. Partner has established safeguards to maintain the secrecy of all the Proprietary Information. To the knowledge of Partner, Partner has executed agreements respecting the non-disclosure of Proprietary Information, and the assignment of inventions with each of its employees, excluding clerical, janitorial and similar employees. To the knowledge of Partner, the information which Partner believes is Proprietary Information has not been disclosed by Partner or any of its employees or affiliates to any person, entity or governmental agencies other than to employees, representatives or agencies of Partner and certain governmental agencies except pursuant to confidentiality agreements, protective orders or non-disclosure rules or policies adopted by governmental agencies (as appropriate).

         SECTION 3.17 ENVIRONMENTAL MATTERS; OSHA.

         3.17.1 The following terms used in this Section 3.17 are defined as follows:

                  (a) "Environmental Laws" is defined as any and all federal, state and local laws, regulations, statutes, rules, ordinances, codes, standards or criteria, orders, decrees, policies or other requirements of any governmental agency, authority, or jurisdiction where Partner is located or conducts business relating to the environment or to human health or safety associated with the environment, all as modified or amended from time to time.

                  (b) "Regulated Substances" is defined as any toxic, radioactive, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous substance, waste, pollutant or contaminant, including but not limited to asbestos or asbestos-containing material, urea-formaldehyde, polychlorinated biphenyls, petroleum and petroleum products, and any nuclear fuel or waste, whose generation, storage, handling, release or disposal is regulated by any Environmental Law.

                  (c) "Property" is defined as all real estate and property presently or formerly owned, leased or used by Partner.

         3.17.2 Except for violations which do not and will not have, individually or in the aggregate, a Material Adverse Effect, Partner is and at all times has been in compliance with any and all applicable Environmental Laws. Partner has not received written notice of any pending or threatened actions, litigation, proceedings, investigations, claims or notices by any party against or relating to Partner, Partner's business, the Property, or Partner's use of Regulated Substances or compliance with Environmental Laws.

         3.17.3 Except for licenses, permits and authorizations, the absence of which do not and will not have, individually or in the aggregate, a Material Adverse Effect, Partner has all governmental licenses, permits and other authorizations required by any and all Environmental Laws and necessary to conduct and operate the business of Partner as currently conducted or operated. All such licenses, permits and authorizations are in full force and effect and Partner is, and, except for violations which do not have, individually or in the aggregate, a Material Adverse Effect, at all times has been, in full compliance therewith.

         3.17.4 Except in compliance with Environmental Laws, the Property is not utilized, and has not in the past been utilized, by Partner for the generation, storage, handling, treatment, transportation or disposal of any Regulated Substance and, to Partner's knowledge, the Property has not been used by prior owners, lessees, operators or others for the generation, storage, handling, treatment, transportation or disposal of any Regulated Substance. No part of the Property is being or, to Partner's knowledge, was ever used as (i) a gasoline service station or for the purpose of selling, dispensing, storing, or handling petroleum or petroleum products; or (ii) as a dry cleaning establishment.

         3.17.5 To Partner's knowledge, the Property has not been subject to any release or threatened release of any Regulated Substance, except for releases and conditions which will not have, individually or in the aggregate, a Material Adverse Effect, and it does not otherwise contain any condition which may result in a claim, right of action or recovery by any person or entity under any Environmental Law. To Partner's knowledge, the Property and all improvements thereon contain no asbestos, urea-formaldehyde, lead paint, radon at levels above applicable U.S. EPA rules and guidelines, polychlorinated biphenyls, or pesticides.

         3.17.6 Partner has not received any notice that it has generated, transported for disposal or treatment, arranged for transportation for disposal or treatment or disposed of any Regulated Substances at any site where there has been a release or threatened release of a Regulated Substance or in a manner which could create liability to any party under any Environmental Law. Partner has not received nor does it have knowledge of any written notice, request for response action, administrative or other order, judgment, complaint, claim, investigation, request for information or any other request for relief whatsoever relating to any site where a Regulated Substance was disposed of, placed or located, which was generated, transported for disposal or treatment, or arranged for transportation by Partner.

         3.17.7 To Partner's knowledge, there are, and have been, no above-ground or underground storage tanks located on the Property.

         3.17.8 Partner is not operating its business in material violation of the Occupa tional Safety and Health Act of 1970 or the regulations promulgated thereunder. Partner is not, nor will it become, liable for any workers' compensation insurance premiums relating to the period of time prior to the date of this Agreement in excess of the reserves shown on the financial statements included in the most recently filed Partner SEC Filings, except for adjustments to workers' compensation insurance premiums based on annual audits of employee compensation and classification as contemplated by the terms of Partner's workers' compensation insurance policy.

         SECTION 3.18 CONTRACTS. Schedule 3.18 of the Disclosure Schedule lists the following contracts and other agreements to which Partner is a party or by which Partner or its assets or properties are bound or subject: (i) customer contracts (except for customer pricing letters, a form of which has been delivered to the Company) and agreements for the sale by Partner of materials or products which by their terms exceed one year or under which the executory portion involves dollar amounts in excess of $100,000; (ii) supply contracts, distributorship agreements and manufacturer's representative agreements which are material to Partner and its subsidiaries taken as a whole; (iii) research and development agreements; (iv) employment, consulting, independent contractor, severance and indemnification agreements, arrangements or understandings, and any other agreements, arrangements or understandings, between Partner and any current or former stockholder, officer, director, employee, consultant, agent or other representative; (v) contracts and other agreements with any labor union or association representing any employee of Partner; (vi) joint venture agreements;
(vii) contracts or other agreements under which Partner agrees to indemnify any party or to share tax liability of any party; (viii) contracts and other agreements relating to the borrowing of money; (ix) any equipment leases requiring payment by Partner of at least $100,000 within a given year which are not cancelable without penalty upon 90 days notice; or (x) any other material contract not required to be disclosed by any other section of this Agreement, whether or not made in the ordinary course of business. There have been delivered or made available to Company true and complete copies of all such contracts and other agreements set forth in Schedule 3.18 of the Disclosure Schedule. All of such contracts and other agreements are in full force and effect and Partner is not in default under any of them, and, to the knowledge of Partner, no other party to any such contract or other agreement is in default thereunder, and no condition exists that, with notice or lapse of time, or both, would constitute a default thereunder, except, in each such case, for defaults that would not, individually or in the aggregate, have a Material Adverse Effect. No approval or consent of any person is needed in order that any contracts and other agreements set forth in Schedule 3.18 continue in full force and effect following the consummation of the transactions contemplated by this Agreement, except for consents and approvals where the failure of Partner to obtain such consent or approval would not have, individually or in the aggregate, a Material Adverse Effect. Other than products provided in connection with clinical trials, Partner is not a party to any material contract to sell products or to provide services to third parties which is to be performed at a price which is less than Partner's full cost. No customer or supplier has cancelled or otherwise terminated its relationship with Partner during the last twelve months, except for such cancellations or terminations which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.19 PARTNER PRODUCTS; REGULATION.

         3.19.1 There are no statements, citations, warning letters, FDA Forms 483, or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Partner ("Partner Product") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any Partner Product. To the knowledge of Partner, there is (i) no fact relating to any Partner Product that constitutes grounds for a recall of any Partner Product or a duty to warn of a defect in any Partner Product; and (ii) no latent or overt design, manufacturing or other defect in any Partner Product which defect would result in a Product malfunction or recall.

         3.19.2 All Partner Products used, marketed or distributed by Partner in clinical investigations are subject to all applicable licenses, registrations, approvals, clearances, and authorizations required by local, state, and federal agencies, foreign or domestic, regulating the safety, effectiveness, and market clearance of medical devices, which licenses, registrations, approval, clearances and authorizations ("Licenses") are held by Partner and were obtained by Partner on or before the date when same were required, except, in those cases in which Partner has contracted with third parties for distribution of Partner Products and such third parties were responsible for conducting clinical investigations. To Partner's knowledge, without inquiry, such third parties had the necessary Licenses to conduct such clinical investigations. Those licenses, registrations, approvals, clearances, and authorizations will not be affected or impaired by the Merger. Schedule 3.19.2 to the Disclosure Schedule lists all such U.S. licenses, registrations, approvals, clearances and authorizations obtained or held by Partner in its own name.

         3.19.3 There is no proceeding by the FDA or any other governmental agency, including but not limited to a grand jury investigation, a 405 hearing, a civil penalty proceeding pending, or to Partner's knowledge overtly threatened, against Partner, and no such proceedings have been brought at any time in the past relating to the safety or efficacy of Partner's Products and, to Partner's knowledge, there is no basis for such a proceeding.

         SECTION 3.20 INVENTORY. The inventory (including, without limitation, finished goods, parts and supplies) of Partner (including the inventory reflected on the financial statements included in the most recently filed Partner SEC Filings and the inventory acquired after the date of such financial statements) is or was, prior to the sale thereof, (i) in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which intended; (ii) is not obsolete, damaged or defective; and (iii) has been reflected on the financial statements included in the most recently filed Partner SEC Filings and carried on the books of account of Partner in accordance with generally accepted accounting principles consistently applied, except, in the case of each of clause (i), (ii) and (iii), where failure of such inventory to be in such condition or character or to be so reflected would not, individually or in the aggregate, exceed $100,000.

         SECTION 3.21 ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable reflected on the financial statements included in the most recently filed Partner SEC Filings, and all accounts and notes receivable arising subsequent to the date of such financial statements, (i) have arisen in the ordinary course of business of Partner; (ii) represent valid obligations due to Partner; and (iii) subject only to a reserve for bad debts computed in a manner consistent with past practice, have been collected or are collectible in the ordinary course of business of Partner in the aggregate recorded amounts thereof in accordance with their terms, except, in the case of each of clause (i), (ii) and (iii), where failure of such accounts and notes receivable to have so arisen, to so represent or to have been so collected or to be so collectible would not, individually or in the aggregate, exceed $200,000. All items that are required by generally accepted accounting principles to be reflected as accounts and notes receivable on the financial statements and on the books of account of Partner are so reflected, except where failure to be so reflected would not, individually or in the aggregate, exceed $200,000.

         SECTION 3.22 EMPLOYEE RELATIONS. Partner has heretofore provided Company with a complete list of all employees of Partner stating position, salary and dates of service as of November 30, 1995. None of Partner's employees are union members. To the knowledge of Partner, no union organizing efforts have been conducted within the last five years or are now being conducted with respect to the employees of Partner. Partner is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights and payroll taxes, including without limitation, the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act and any state human rights act, except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.11 of the Disclosure Schedule, Partner is not in receipt of a complaint, demand letter or charge issued by a federal, state or local agency which alleges a violation by Partner of any federal, state or local law or regulation respecting employment and employment practices, terms and conditions of employment or wages and hours. Except as set forth in Schedule 3.22 of the Disclosure Schedule, Partner has no knowledge of any pending or overtly threatened claims by employees or former employees for any contract claims, intentional infliction of emotional distress, defamation or any other tort, or any claims arising from any federal, state or local law or ordinance.

         SECTION 3.23 INSURANCE. Schedule 3.23 of the Disclosure Schedule sets forth a list and brief description of all material policies or binders of fire, liability, worker's compen sation, vehicular, and other material insurance held by or on behalf of Partner. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. Partner is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except for such defaults or failures which would not, individually or in the aggregate, have a Material Adverse Effect. Partner has received no notice of cancellation or non-renewal of any such policy or binder. Partner has no knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance.

         SECTION 3.24 POTENTIAL CONFLICTS OF INTEREST. No officer or director of Partner, no entity controlled by any such officer or director and no relative or spouse (or relative of such spouse) of any such officer or director:

                  (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of Partner, except as disclosed in Schedule 3.24(i) of the Disclosure Schedule;

                  (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Partner uses or the use of which is necessary or desirable for the conduct of business of Partner;

                  (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Partner, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, stock options, and similar matters and agreements existing on the date hereof; or

                  (iv) has made any payment of or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of Partner, or a relative of any of the foregoing, is a partner or stockholder (except as disclosed in Schedule 3.24(iv) of the Disclosure Schedule and except for stock holdings solely for investment purposes in securities of publicly held and traded companies).

         SECTION 3.25 BANK ACCOUNTS. Schedule 3.25 of the Disclosure Schedule sets forth a complete list of all the bank accounts or safe deposit boxes of Partner, together with the names of the persons authorized to draw thereon or to have access thereto.

         SECTION 3.26 OPINION OF FINANCIAL ADVISOR. Partner has received the oral opinion of Goldman Sachs, on the date hereof, to the effect that, as of such date, the exchange ratio to be received in the Merger by the Partner's shareholders (other than Company and its affiliates) is fair to such shareholders, a signed confirmation of which opinion will be delivered to Company as soon as Partner receives same.

         SECTION 3.27 FULL DISCLOSURE. The representations and warranties of Partner contained in this Agreement (as modified by the Disclosure Schedule) and the Disclosure Statement, contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, taken as a whole, not false or misleading.

         SECTION 3.28 TAX MATTERS. Neither Partner nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                          COMPANY AND MERGER SUBSIDIARY

         Company and Merger Subsidiary each represents, warrants and covenants to Partner that:

         SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Company and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of Company and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the condition, financial or otherwise, business, assets, liability, capitalization, financial position, operations or results of operations of Company and its subsidiaries taken as a whole.

         SECTION 4.2 CORPORATE AUTHORIZATION. Each of Company and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Merger Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Company's Board of Directors and Merger Subsidiary's Board of Directors and no other corporate proceedings on the part of either Company or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated.

         SECTION 4.3 GOVERNMENTAL AUTHORIZATION; CONSENTS.

         4.3.1 The execution, delivery and performance by Company and Merger Subsidiary of this Agreement and the consummation of the Merger by Company and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Minnesota Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the 1933 Act and the 1934 Act; (iv) compliance with the rules and regulations of the NASDAQ National Market System; (v) compliance with any applicable state securities laws; and (vi) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

         4.3.2 No consent, approval, waiver or other action by any person under any material contract, agreement, indenture, lease, instrument or other document to which Company or Merger Subsidiary is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Company or Merger Subsidiary or the consummation of the transactions contemplated hereby.

         SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Company and Merger Subsidiary of this Agreement and the consummation by Company of the transactions contemplated hereby do not and will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Company and Merger Subsidiary or to a loss of any benefit to which Company and Merger Subsidiary is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 4.3.1); (B) the Articles of Incorporation or Bylaws of Company or Merger Subsidiary; (C) any agreement, contract, plan, lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Company or Merger Subsidiary; or (ii) result in the creation or imposition of any Lien on any asset of Company or Merger Subsidiary.

         SECTION 4.5 BINDING EFFECT. This Agreement constitutes a legal, valid and binding agreement of Company and Merger Subsidiary enforceable against Company and Merger Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         SECTION 4.6 CAPITALIZATION. The capitalization of the Company as set forth in the financial statements most recently filed with the Company SEC Filings is true and correct as of the date of such financial statements.

         SECTION 4.7 FINANCIAL STATEMENTS AND SEC FILINGS. Company has delivered to Partner true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1993 and 1994; (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1995; (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of Company held since December 31, 1994; and (iv) all of its other 8-K reports filed with the SEC since December 31, 1994. The reports and statements so delivered are referred to collectively in this Agreement as the "Company SEC Filings." As of their respective dates, the Company SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Company included or incorporated by reference in the Company SEC Filings (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of Company as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         SECTION 4.8 MATERIAL EVENTS. Except as disclosed in the Company SEC Filings, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Filings there has not been any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect.

         SECTION 4.9 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Piper Jaffray Inc., dated the date hereof, to the effect that, as of such date, the consideration to be paid by the Company in the Merger is fair to the shareholders of the Company from a financial point of view and such opinion shall not have been withdrawn by the Closing.

         SECTION 4.10 TAX MATTERS. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Partner or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 4.11 FULL DISCLOSURE. The representations and warranties of Company contained in this Agreement contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, taken as a whole, not false or misleading.


                                    ARTICLE V
                              COVENANTS OF PARTNER

         Partner agrees that:

         SECTION 5.1 CONDUCT OF PARTNER. Except as contemplated by this Agreement, from the date hereof until the Effective Time, Partner shall conduct its business in the ordinary course consistent with past practice and will use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as provided in this Agreement, from the date hereof until the Effective Time:

         5.1.1 Partner will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Partner.

         5.1.2 Partner will not amend or alter any term of any outstanding Partner Securities.

         5.1.3 Partner will not, without the consent of Company, (i) incur, assume or guarantee any debt other than in the ordinary course of business consistent with past practices; (ii) issue or sell any securities convertible into or exchangeable for debt securities of Partner; or (iii) issue or sell any options or other rights to acquire from Partner, directly or indirectly, any debt securities of Partner or any securities convertible into or exchangeable for any such debt securities.

         5.1.4 Partner will not create, assume or incur any Lien on any material asset of Partner.

         5.1.5 Except for the issuance of shares pursuant to the exercise of the Partner Option, Partner will not (i) issue or sell, or authorize for issuance or sale, any shares of capital stock of any class or any other securities of Partner; or (ii) redeem, repurchase or otherwise acquire any Partner securities.

         5.1.6 Except in the ordinary course of business, Partner will not relinquish any material contract or other material right of Partner, make any payment (direct or indirect) of any material liability of Partner before the same becomes due in accordance with its terms or make any material change in its operations.

         5.1.7 Partner will not adopt any change in any method of accounting or accounting practice used by Partner other than by reason of a concurrent change in generally accepted accounting principles and upon the recommendation of Partner's independent public accountants.

         5.1.8 Partner will not, without the prior written consent of Company
(i) grant or make any severance or termination payments to any officer, director or employee of Partner, except pursuant to written agreements in effect on the date hereof and set forth in the Disclosure Schedule except for normal payments in the ordinary course of business consistent with past practice; (ii) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of Partner; (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements, except for normal increases in the ordinary course of business consistent with past practice; or (iv) pay or provide for any increase in compensation, bonus, or other benefits payable to any current or former officer, director, salesperson, distributor, agent or employee of Partner, other than any grants or increases in the ordinary course of business consistent with past practice except to the extent required under existing employment and labor agreements.

         5.1.9 Partner will not amend its Articles of Incorporation or Bylaws.

         5.1.10 Partner will not merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors.

         5.1.11 Except for those transactions which constitute an Acquisition Proposal, Partner will not take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of the representations and warranties in Article III to be inaccurate in any respect at or as of any time prior to the Effective Time.

         5.1.12 Except for the sale of inventory and the disposition of obsolete or defective equipment, Partner will not without the prior written consent of Company sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, other than in the ordinary course of business consistent with past practice.

         5.1.13 Partner will not (a) enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) which, individually or in the aggregate, are material to Partner, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice; or
(b) otherwise make any material change in any existing material agreement, commitment or arrangement.

         5.1.14 Except with the prior written consent of Company, Partner will not make any investment of a capital nature with a maturity in excess of 180 days either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

         5.1.15 Except with the prior written consent of Company, Partner will not purchase any capital items which singly have an installed purchase price greater than $100,000, or in the aggregate have a purchase price in excess of $600,000.

         5.1.16 Partner will not agree or commit to do any of the matters set forth in Sections 5.1.1 through 5.1.15.

         SECTION 5.2 PARTNER SHAREHOLDERS' MEETING; PROXY MATERIAL. Partner agrees that it shall prepare and file with the SEC under the 1934 Act, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders of Partner, a proxy statement (the "Proxy Statement"). The Proxy Statement shall be in form and substance reasonably satisfactory to Partner and Company and shall contain the recommendation of the Board of Directors of Partner in favor of the Merger, except to the extent that the Board of Directors of Partner shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.7. Company shall furnish all information concerning itself to Partner as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. Partner shall promptly take all action necessary in accordance with Minnesota Law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Partner Shareholders Meeting") for the purpose of approving this Agreement and the Merger. The shareholder vote or consent required for approval of this Agreement and the Merger shall be no greater than that set forth in the Minnesota Law. Partner shall use its reasonable efforts to solicit from shareholders of Partner proxies in favor of the Merger and shall take all other action necessary or, in the opinion of Company, advisable to secure the vote or consent of shareholders required by Minnesota Law to effect the Merger, except to the extent that the Board of Directors of Partner shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.7.

         SECTION 5.3 ACCESS TO INFORMATION. Partner will give Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Partner, will promptly furnish to Company, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request, other than the information that, in the opinion of Partner's legal counsel, may not be disclosed under applicable law. Partner will advise Company of the general nature of any such withheld document or information and the reasons for withholding same. Partner will instruct Partner's employees, counsel and financial advisors to cooperate fully with the other party in its investigation of the business of Partner; provided that no investigation pursuant to this section shall affect any representation or warranty made by Partner to Company hereunder. The information obtained hereunder will be subject to the confidentiality agreement described in
Section 11.5 below.

         SECTION 5.4 NOTICES OF CERTAIN EVENTS. Partner shall promptly notify Company of:

                  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to Partner's knowledge, overtly threatened against, relating to or involving or otherwise affecting Partner which relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) any other event or change of fact or circumstance subsequent to the date of this Agreement causing any representation contained in Article III of this Agreement to be, as of the date of such event or change, materially incorrect or misleading.

         SECTION 5.5 CONSENTS, APPROVALS AND FILINGS. Partner will use its reasonable efforts to obtain as promptly as possible (i) all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for Partner to perform its obligations hereunder; and (ii) all consents or approvals of third parties required in connection with the contracts identified in Schedule 3.18 of the Disclosure Schedule.

         SECTION 5.6 REASONABLE EFFORTS. Subject to the fiduciary duties of its Board of Directors, Partner shall use its reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it; (ii) to cause to be performed all of the matters required of it at or prior to the Effective Time; and (iii) to comply with applicable law.

         SECTION 5.7 EXCLUSIVITY. In order to induce Company to enter into this Agreement and subject to the fiduciary duties of the Board of Directors of Partner, until this Agreement is terminated in accordance with its terms, Partner shall not, and shall direct and use its reasonable efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as hereinafter defined), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (b) engage in negotiations with, or disclose any non-public information relating to the businesses, assets or operations which are the subject of this Agreement or afford access to the properties, books or records of Partner to, any person that has made, or that Partner has good reason to believe may be considering making, an Acquisition Proposal. Subject to the fiduciary duties of the Board of Directors of Partner, Partner will promptly notify Company after receipt of any Acquisition Proposal or indication, in writing, that any person is considering making an Acquisition Proposal and will keep Company reasonably informed of any such offer or indication. Subject to the fiduciary duties of the Board of Directors of Partner, Partner will not enter into any agreement relating to any such Acquisition Proposal for a period of seven (7) days following receipt by Company of such notification by Partner. "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving Partner or any of its subsidiaries; (ii) purchase, lease, or otherwise acquire ten percent (10%) or more of the assets of Partner or any of its subsidiaries; (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing ten percent (10%) or more of the voting power of Partner or any of its subsidiaries; or (iv) the assignment, transfer, licensing or other disposition of, in whole or in part, the patents, patent rights, trade secrets or other technology of Partner or any of its subsidiaries, other than in the ordinary course of business. Where Partner takes action or fails to take action required by this Section 5.7 due to a belief that to do otherwise would result in a breach of the fiduciary duties of the Board of Directors, Partner may do so only after receipt of a written opinion of its legal counsel or upon advice of its legal counsel confirmed by a written opinion of such counsel, and a copy of such opinion shall be furnished to the Company.

         SECTION 5.8 RETURN OF CONFIDENTIAL INFORMATION. Promptly following the execution of this Agreement, Partner shall exercise its right under all confidentiality or other non-disclosure agreements entered into with parties approached by Partner or its agents since September 30, 1995 to retrieve any and all information provided by or on behalf of Partner to such parties.


                                   ARTICLE VI
                              COVENANTS OF COMPANY

         SECTION 6.1 CONDUCT OF BUSINESS BY COMPANY. From the date hereof until the Effective Time, neither Company nor any of its subsidiaries will, without the prior written approval of Partner:

                  (a) intentionally take any action that (without regard to any action taken or agreed to be taken by Partner) would prevent Company from accounting for the Merger as a pooling of interests; or

                  (b) intentionally take any action that (without regard to any action taken or agreed to be taken by Partner) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 6.2 REASONABLE EFFORTS. Subject to the fiduciary duties of its Board of Directors, Company shall use its reasonable efforts (a) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it, (b) to cause to be performed all of the matters required of it at or prior to the Effective Time and (c) to comply with applicable law.

         SECTION 6.3 CONSENTS, APPROVALS AND FILINGS. Company will use its reasonable efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for Company to perform its obligations hereunder.

         SECTION 6.4 ADVICE OF CHANGES. Company will promptly advise Partner orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect; and (ii) any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of Company.

         SECTION 6.5 DIRECTOR AND OFFICER LIABILITY.

         6.5.1 For six years after the Effective Time, Company shall guarantee and cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Partner in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Partner's Articles of Incorporation, Bylaws and indemnification agreements in effect on the date hereof; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

         6.5.2 At the Effective Time, Company shall enter into indemnification agreements (the "Indemnification Agreements") in the form of indemnification agreements in existence on the date hereof between Company and its executive officers with each director and employee of Partner who, following the Effective Time, will hold a position with Company or any of its subsidiaries comparable to those held by employees of Company and its subsidiaries who are current parties to such indemnification agreements.

         6.5.3 The rights under this Section 6.5 shall be in addition to any other rights under Minnesota Law or otherwise. This Section 6.5 shall survive the consummation of the Merger.

         SECTION 6.6 NASDAQ LISTING. Company shall promptly prepare and submit an application covering the shares in accordance with the rules of the NASDAQ National Market System of Company Common Stock to be issued in connection with the Merger. Company shall use its reasonable efforts to have such application approved by the NASDAQ National Market System prior to the Effective Time.

         SECTION 6.7 DIRECTOR. Company shall take such action as shall be necessary so that, at the Effective Time, Daniel J. Starks (the "Designated Director") shall be appointed to the Board of Directors of Company to fill the vacancy created by such newly created directorship to have a term expiring at the Company's annual meeting of shareholders to be held in 1997.

         SECTION 6.8 EMPLOYEE BENEFITS.

         6.8.1 From and after the Closing Date, Company shall cause Surviving Corporation to provide employees of Partner and its subsidiaries ("Affected Employees") with:

                  (i) comparable benefits to those such employees had prior to the Effective Time or comparable to those provided to employees with similar status and tenure of Company and its subsidiaries; and

                  (ii) comparable compensation, taken as a whole, to that which such Affected Employees had prior to the Effective Time. For purposes of this Section 6.8.1(ii) the term Affected Employees shall not include those Partner employees referenced in Schedule 6.8.1(ii).

         6.8.2 Company or its subsidiaries shall give each Affected Employee full credit for all service with Partner and its affiliates for all purposes under all employee benefit plans and arrangements (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained for such employees' benefit on and after the Closing Date.

         6.8.3 For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable employee welfare benefit plan of Partner or its subsidiary for the current plan year shall be credited or recognized under the comparable plan maintained after the Closing by Company or its subsidiaries on behalf of Affected Employees. Medical plan coverage shall not be denied to any Affected Employee with respect to a particular claim under any plan maintained by Company or its subsidiaries on the basis of the existence of a pre-existing condition.

         6.8.4 Notwithstanding anything to the contrary set forth in this
Section 6.8, Company shall have no obligation to employ an employee of Partner or to continue the employment of any employee of Partner offered employment or employed by Company or its subsidiaries.

         SECTION 6.9 OBLIGATIONS OF MERGER SUBSIDIARY. Company shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

         SECTION 6.10 ACCESS TO INFORMATION. The Company will give Partner, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Company, will promptly furnish to Partner, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request, other than the information that, in the opinion of Company's legal counsel, may not be disclosed under applicable law, and will instruct Company's employees, counsel and financial advisors to cooperate fully with the other party in its investigation of the business of Company; provided that no investigation pursuant to this section shall affect any representation or warranty given by Company to Partner hereunder. The information obtained hereunder will be subject to the confidentiality agreement set forth in Section
11.5 below.

         SECTION 6.11 NOTICES OF CERTAIN EVENTS. Company shall promptly notify Partner of:

                  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to Company's knowledge, overtly threatened against, relating to or involving or otherwise affecting Company which relate to the consummation of the transactions contemplated by this Agreement; and

                  (iv) any other event or change of fact or circumstance to the date of this Agreement causing any representation contained in Article IV of this Agreement to be, as of the date of such event or change, materially incorrect or misleading.


                                   ARTICLE VII
                   REGISTRATION STATEMENT AND RELATED MATTERS

         SECTION 7.1 PREPARATION OF REGISTRATION STATEMENT. Promptly after this Agreement is executed, Company shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the shares of Company Common Stock to be issued in the Merger under the 1933 Act. Such Registration Statement shall contain a prospectus and the Proxy Statement (the "Prospectus and Proxy Statement") which shall include information regarding Company, Partner, the combined entity and the terms of the Merger, among other things. Neither the Registration Statement nor any amendments thereto shall be filed with the SEC unless approved by Company and Partner, provided that such approval shall not be unreasonably withheld. Each of Company and Partner shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Prospectus and Proxy Statement.

         SECTION 7.2 ACCOUNTANT CONSENTS. Partner and Company will each cause their respective independent accountants to provide such consents as may be required in connection with the filing of the Registration Statement.

         SECTION 7.3 STATE SECURITIES LAWS. Partner shall provide Company with such documentation as Company shall reasonably request in order to comply with all applicable state securities laws.

         SECTION 7.4 PROXY STATEMENT; INFORMATION SUPPLIED BY PARTNER. Partner represents and warrants to Company that the Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation is made by Partner with respect to statements made or incorporated by reference therein based on information supplied by Company specifically for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Partner specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the 1933 Act; or (ii) the Proxy Statement, at the date it is first mailed to Partner's shareholders and at the time of the meeting of Partner's shareholders held to vote on approval of this Agreement and the Merger, contains any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Partner will promptly advise Company in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

         SECTION 7.5 REGISTRATION STATEMENT; INFORMATION SUPPLIED BY COMPANY. Company represents and warrants to Partner that the Registration Statement will comply as to form in all material respects with the requirements of the 1933 Act, and the applicable rules and regulations adopted thereunder, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Partner specifically for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by Company specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the 1933 Act; or (ii) the Proxy Statement, at the date it is first mailed to Partner's shareholders and at the time of the meeting of Partner's shareholders held to vote on approval of this Agreement and the Merger, contains any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Company will promptly advise Partner in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

         SECTION 7.6 EFFORTS TO CLOSE PROMPTLY. Company and Partner agree to use commercially reasonable efforts to take such acts as may be necessary or desirable in order to promptly complete the transactions contemplated by this Agreement.

         SECTION 7.7 MAILINGS TO SHAREHOLDERS. After the Registration Statement is declared effective, Partner shall, subject to approval by Company and its counsel, cause the Prospectus and Proxy Statement to be mailed to its shareholders at such time as Company shall reasonably request and in accordance with applicable federal and state law. Partner will not, without giving prior notice to, and without the prior approval (which shall not be unreasonably withheld) of, Company, use any proxy material other than the Prospectus and Proxy Statement and any other proxy material filed with the SEC prior to or concurrently with the filing of the Prospectus and Proxy Statement.

         SECTION 7.8 LETTERS OF PARTNER'S ACCOUNTANTS. Partner has delivered to Company a letter from Grant Thornton LLP, addressed to Company and Partner, stating that after appropriate review of the Merger Agreement and based on its familiarity with Partner, Partner is an entity which would qualify as a party to a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and Partner shall cause a similar letter dated as of the Closing Date, to be delivered to Company confirming as of the Closing Date such previously delivered letter.

         SECTION 7.9 LETTERS OF COMPANY'S ACCOUNTANTS. Company has delivered to Partner a letter from Ernst & Young LLP, addressed to Company and Partner, stating that after appropriate review of the Merger Agreement and based on its familiarity with Company, the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and Company shall cause a similar letter dated as of the Closing Date, to be delivered to Company confirming as of the Closing Date such previously delivered letter.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         SECTION 8.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Partner, Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction, prior to or upon the Closing, of the following conditions:

         8.1.1 Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of shares of outstanding Partner Common Stock in accordance with Minnesota Laws and the Articles of Incorporation and Bylaws of Partner.

         8.1.2 Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any federal, state or local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained.

         8.1.3 Registration Statement; Proxy Statement. The Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not, at the Effective Time of the Merger, be subject to any proceedings commenced or threatened by the SEC.

         8.1.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any federal, state or local governmental authorities of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         8.1.5 Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any federal, state or local governmental authorities which would (i) make the consummation of the Merger illegal; or (ii) render the Partner, Company or Merger Subsidiary unable to consummate the Merger, except for any waiting period provisions.

         SECTION 8.2 CONDITIONS TO THE OBLIGATIONS OF PARTNER. The obligation of Partner to consummate the Merger is subject to the satisfaction of the following further conditions, prior to or upon the Closing, unless waived by Partner in its discretion:

         8.2.1 Company and Merger Subsidiary shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time.

         8.2.2 The representations and warranties of Company and Merger Subsidiary contained in this Agreement, without regard to any qualification, materiality threshold or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a material adverse effect; provided, however, that there shall be deemed not to be such a material adverse effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which Company operates or the result of the announcement of the Merger or actions taken in contemplation thereof.

         8.2.3 Receipt by Partner of a certificate signed by the President of Company and Merger Subsidiary to the effect set forth in Sections 8.2.1 and
8.2.2 above.

         8.2.4 Partner shall have received, on or prior to the time that the Registration Statement shall have become effective under the 1933 Act, an opinion of Dorsey & Whitney P.L.L.P. in form and substance satisfactory to Partner to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(ii) Partner, Company and Merger Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (iii) no income, gain or loss will be recognized for federal income tax purposes by either Partner or Company as a result of the consummation of the Merger; and
(iv) no income, gain or loss will be recognized for federal income tax purposes by shareholders of Partner upon the exchange in the Merger of shares of Partner Common Stock solely for shares of Company Common Stock (except to the extent of any cash received in lieu of fractional shares), and such opinion shall not have been withdrawn on or prior to the Closing Date. In connection with such opinion, counsel shall be entitled to rely upon certain representations of Partner, Company and Merger Subsidiary.

         8.2.5 The Shares shall have been approved for listing on the NASDAQ National Market System.

         8.2.6 The Designated Director shall have been elected to the Board of Directors of the Company.

         SECTION 8.3 CONDITIONS TO THE OBLIGATIONS OF COMPANY AND MERGER SUBSIDIARY. The obligations of Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, prior to or upon the Closing, unless waived by Company in its discretion:

         8.3.1 Partner shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

         8.3.2 The representations and warranties of Partner contained in this Agreement, without regard to any qualification or reference to immateriality or "Material Adverse Effect," shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date), except for any inaccuracies which, individually or in the aggregate, have not had, and would not have, a material adverse effect; provided, however, that there shall be deemed not to be such a material adverse effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which Partner operates or the result of the announcement of the Merger or actions taken in contemplation thereof.

         8.3.3 Receipt by Company of a certificate signed by both the Chairman and the President of Partner to the effect set forth in Sections 8.3.1 and 8.3.2 above.

         8.3.4 Copies of resolutions of Partner's Board of Directors authorizing this Agreement, as certified by the Secretary of Partner.

         8.3.5 Receipt by Company, without expense to it, of executed originals (or facsimiles thereof) of any and all consents, approvals, waivers and/or acknowledgments required under any agreement identified in Schedule 3.18 of the Disclosure Schedule, in order to permit the consummation of the transactions provided for herein without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of Company thereunder, except for such consents, approvals, waivers and/or acknowledgments with respect to which the failure to obtain would not have a Material Adverse Effect. Each such consent, approval and/or waiver shall be in form reasonably satisfactory to counsel for Company.

         8.3.6 Company shall have received each of the letters described in Sections 7.8 and 7.9 from Grant Thornton LLP and Ernst & Young LLP, respectively.

         8.3.7 Each Affiliate of Partner shall have entered into an Affiliate Agreement in the form heretofore approved by Company as provided in Section 10.2 below.

         8.3.8 Company shall have received the opinion, addressed to it, described in Section 8.2.4.

         8.3.9 Company shall have received the executed Shareholder Agreement of even date herewith and there shall have been no breach thereunder by any shareholder signatory thereof, which breach would have a material adverse effect on the consummation of the Merger.


                                   ARTICLE IX
                                   TERMINATION

         SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding the approval of this Agreement and the Merger by the shareholders of Partner):

         9.1.1 By mutual written consent of each of Company, Merger Subsidiary and Partner duly authorized by the Board of Directors of Company and by the Board of Directors of Partner.

         9.1.2 By either Partner or Company if the Merger has not been consummated by September 30, 1996.

         9.1.3 By either Partner or Company if a court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1.3 shall have complied with its obligations under Section 5.5 or
Section 6.3 of this Agreement.

         9.1.4 By either Company or Partner if, at the Partner Shareholders Meeting, (including any adjournment or postponement thereof), the requisite vote of the shareholders of Partner is not obtained; provided, however, that if the requisite vote of the shareholders of Partner is not obtained and, prior to the Partner's Shareholders Meeting, any of the circumstances described in Section
9.1.6 have occurred, then termination of this Agreement will be deemed to have occurred pursuant to Section 9.1.5 or 9.1.6 and not this Section 9.1.4.

         9.1.5 By Company if (i) it is not in material breach of its obligations under this Agreement; and (ii) either (A) Partner has breached its obligations under Section 5.7 in any material respect, (B) the Board of Directors of Partner has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal, as defined in Section 5.7, or (C) an Acquisition Proposal has been made and the Board of Directors of Partner has withdrawn or modified(in a manner adverse to Company) its recommendation of the Merger.

         9.1.6 By Partner if (i) it is not in material breach of its obligations under this Agreement; and (ii) either (A) the Board of Directors of Partner has recommended, approved, accepted or entered into a definitive agreement regarding or resolved to recommend, an Acquisition Proposal as defined in Section 5.7, or
(B) an Acquisition Proposal has been made and the Board of Directors of Partner has withdrawn or modified (in a manner adverse to Company) its recommendation of the Merger.

         9.1.7 By Company if (i) Company is not in material breach of its obligations under this Agreement; and (ii) there has been (A) a material breach by Partner of any of its representations and warranties under this Agreement such that the conditions in Section 8.3.2 will not be satisfied, or (B) a material failure by Partner to perform any of its obligations under this Agreement such that the conditions in Section 8.3.1 will not be satisfied, and, in both case (A) and (B), the breach or failure has not been cured or is not curable by September 30, 1996.

         9.1.8 By Partner if (i) Partner is not in material breach of its obligations under this Agreement; and (ii) there has been (A) a material breach by Company of any of its representations and warranties under this Agreement such that the conditions in Section 8.2.2 will not be satisfied, or (B) a material failure by Company to perform any of its obligations under this Agreement such that the conditions in Section 8.2.1 will not be satisfied, and, in both case (A) and (B), the breach or failure has not been cured or is not curable by September 30, 1996.

         9.1.9 By Partner, if the Reference Market Value of a share of Company Common Stock is less than $34; provided, however, that in the event that subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock have been changed into a different number of shares or a different class solely as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange recapitalization or other similar transaction, such price shall be appropriately adjusted.

         9.1.10 By Partner, if Company has entered into a written agreement under which Company will be acquired by or merge with any other entity and, after such transaction, the persons who were members of the Board of Directors of Company prior to such transaction would not constitute a majority of the Board of Directors of the acquiring or surviving corporation.

         SECTION 9.2 EFFECTS OF TERMINATION.

         9.2.1 In the event of the termination of this Agreement, the following shall occur:

                  (a) The obligation of the parties to consummate the Merger will expire.

                  (b) The provisions of Section 11.5 of this Agreement (and of the confidentiality agreement referred to therein) shall survive for a period of three years.

                  (c) Each party will bear its own expenses incurred in connection with this Agreement.

         9.2.2 In addition to the provisions of Section 9.2.1, in recognition of the efforts and expenses expended and incurred by Company with respect to Partner, the opportunity Partner presents to the Company, and the potential intangible damage to the Company if (i) this Agreement is terminated pursuant to
Section 9.1.5 or 9.1.6; (ii) the individual shareholder parties to the Shareholder Agreement referenced in Section 8.3.9 above shall have (A) voted any of his or her Partner Common Stock (whether held directly or indirectly) against this Agreement and the Merger, (B) demanded and perfected his or her Dissenters' Rights, or (C) failed or otherwise abstained from voting his or her Partner Common Stock at the Partner Shareholder Meeting, and the requisite vote of the shareholders of Partner to approve this Agreement and the Merger is not obtained; or (iii) (A) any third party makes an Acquisition Proposal or acquires 10% or more of the outstanding Partner Common Stock prior to the Partner Shareholders Meeting, (B) the requisite vote of the shareholders of Partner is not obtained, (C) this Agreement is terminated, and (D) within six months after the execution of this Agreement, (x) Partner enters into an agreement relating to an Acquisition Proposal or (y) an Acquisition Proposal is consummated, then, in the case of each of clause (i), (ii) and (iii), Partner will pay to Company, within five business days after demand by Company, which may be made upon the earlier of the events specified in such clauses (by wire transfer of immediately available funds to an account designated by Company for such purpose), a termination fee (the "Termination Fee") equal to $10,000,000. In the event that Partner fails to make timely payment of the Termination Fee to the Company when due pursuant to this Section 9.2.2, Partner shall reimburse the Company for its legal and other expenses (including interest on the Termination Fee from the date of demand at the rate of 8.5% per annum) incurred in connection with the efforts to obtain said payment.


                                    ARTICLE X
                                OTHER AGREEMENTS

         SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 10.1 shall not limit any agreement or covenant of the parties which, by its terms, contemplates performance after the Effective Time.

         SECTION 10.2 AFFILIATE LETTER.

         10.2.1 Prior to the date hereof, Partner delivered to Company a list identifying all persons who, in Partner's reasonable judgment, were at such time "affiliates" of Partner within the meaning of Rule 145 of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (the "Affiliates"). Partner shall update such list from time to time as necessary.

         10.2.2 Partner shall use its reasonable efforts to cause each person who is identified as an Affiliate in the list referred to above to deliver to Company prior to the date hereof a written agreement in the form attached as
Exhibit 10.2 hereto, that (A) the Affiliates will not offer to sell, sell or otherwise dispose of any Company Common Stock issued pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the 1933 Act, (B) the Affiliate will not sell or in any other way reduce the Affiliate's risk relative to any shares of Partner Common Stock (within the meaning of the SEC's rules relating to pooling of interest accounting) from the date hereof through the Effective Time, and (C) the Affiliate will not sell or in any other way reduce the Affiliate's risk relative to any shares of Company Common Stock received in the Merger (within the meaning of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases relating to pooling of interest accounting), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published in accordance with such rules. Should other Affiliates be added to the list Partner shall use its reasonable efforts to promptly cause such new Affiliates to deliver the Exhibit 10.2 written agreement to the Company.

         10.2.3 For so long as resales of shares of Company Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the 1933 Act, Company will use its reasonable efforts to comply with Rule 144(c)(1) under the 1933 Act.


                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be given,

         if to Company or Merger Subsidiary, to:

                  St. Jude Medical, Inc.
                  One Lillehei Plaza
                  St. Paul, MN 55117
                  Attn: Kevin T. O'Malley
                          Vice President and
                          General Counsel

         if to Partner, to:

                  Daig Corporation
                  14801 DeVeau Place
                  Minnetonka, MN 55345
                  Attn: John J. Fleischhacker
                          Chairman and Chief
                          Executive Officer

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective if given by any other means, when delivered at the address specified in this section.

         SECTION 11.2 AMENDMENT AND MODIFICATION. To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of Partner, Company and Merger Subsidiary, or by their respective officers duly authorized by such Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time of the Merger.

         SECTION 11.3 WAIVER OF COMPLIANCE. To the fullest extent permitted by law, each of Company, Merger Subsidiary and Partner may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein; provided, however, that the obtaining of the approval of the shareholders referred to in Section 8.1.1 hereof shall not be waivable. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         SECTION 11.4 NO THIRD PARTY RIGHTS. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than Company, Merger Subsidiary and Partner and their respective security holders, any rights or remedies under or by reason of this Agreement, other than Section
6.5 (which is intended to be for the benefit of the persons covered by the indemnification provisions contained therein and may be enforced by such persons).

         SECTION 11.5 CONFIDENTIALITY. The confidentiality obligations of the parties set forth in the confidentiality agreement between the parties dated as of November 1, 1995 are incorporated herein by reference, and the parties agree to honor and perform all obligations set forth therein.

         SECTION 11.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         SECTION 11.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         SECTION 11.8 GOVERNING LAWS. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Minnesota.

         SECTION 11.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.10 HEADINGS AND REFERENCES. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to sections and articles of this Agreement, unless otherwise indicated.

         SECTION 11.11 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto, the Disclosure Schedules and the documents referred to herein, all of which form a part hereof) and the confidentiality agreement referenced in Section 11.5 contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

         SECTION 11.12 PUBLICITY. Upon execution of this Agreement by Company, Merger Subsidiary and Partner, the parties shall jointly issue a press release, as agreed upon by them. Neither party shall, without the prior written consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other facts with respect to the Agreement, except as required by law or the rules of NASDAQ and then, only (a) upon receipt of a written opinion from such party's legal counsel; (b) to the extent required by law or the rules of NASDAQ; and (c) upon prior notice to the other party, which notice shall include a copy of the issuing party's opinion of legal counsel, together with a copy of the proposed statement or communication to be issued to the press or public.

         SECTION 11.13 INTERPRETATION. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of interpretation requiring that documents be construed against the draftsman shall be inapplicable.

         SECTION 11.14 FURTHER ASSURANCE. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary to carry out the provisions of this Agreement, whether before, at or after the Closing.

         SECTION 11.15 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      ST. JUDE MEDICAL, INC.


                                      By: /s/ Ronald A. Matricaria
                                      Its: President and Chief Executive Officer

                                      PARTNER ACQUISITION CORP.


                                      By: /s/ Kevin T. O'Malley
                                      Its: Vice President

                                      DAIG CORPORATION


                                      By: /s/ John J. Fleischhacker
                                      Its: Chief Executive Officer